Exhibit 99.1

             Itron Reports Financial Results for First Quarter 2004

     SPOKANE, Wash.--(BUSINESS WIRE)--April 19, 2004--Itron, Inc. (Nasdaq:ITRI), today reported its financial results for the quarter ended March 31, 2004.
     First quarter revenues were $65.6 million compared with $74.6 million in the first quarter of 2003, with most of the decline in 2004 coming from lower sales of automatic and handheld meter reading systems to electric market customers. Electric market revenues for the quarter were $24.3 million, compared to $39.2 million in the first quarter of 2003.

     -- Across all markets, we shipped approximately 830,000 AMR endpoints in the first quarter of 2004 compared with 940,000 in 2003.

     -- Handheld systems were $6 million lower in 2004 compared with 2003 due to fewer handheld system upgrades in the current quarter.

     "As expected, first quarter revenues are down primarily due to order push outs during 2003 by several large customers in our electric market," commented LeRoy Nosbaum, Itron's chairman and CEO. "However, we are encouraged that order activity in this market is beginning to increase as those utilities get past the issues that overwhelmed them in 2003. Our bookings and backlog were both up this quarter and we continue to look for a good second half performance in 2004."
     On a GAAP basis, we had a net loss of $738,000 for the first quarter, or 4 cents per diluted share, compared to net income of $2.9 million, or 14 cents per diluted share, in the first quarter of 2003.
     Pro forma net income for the first quarter was $2.0 million, or 9 cents per diluted share, compared to $6.3 million, or 29 cents per diluted share in the first quarter of 2003. Pro forma results exclude intangible amortization expenses, restructuring charges and in-process R&D charges. A reconciliation between GAAP and pro forma income and earnings per share is attached to this release.
     Gross margin for the quarter was 46% compared to 49% in the first quarter of 2003. Changes in hardware product mix as well as a decrease in software license sales in 2004 contributed to lower gross margin in 2004, while lower warranty costs in 2004 had a favorable impact on gross margin.
     Increased sales and marketing expenses and product development expenses in 2004 compared to 2003 result primarily from the acquisition of Silicon Energy on March 4, 2003. General and administrative expenses in the quarter decreased $859,000 from the first quarter of 2003 as increased expenses in 2004 related to the Silicon Energy acquisition were offset by lower legal fees and no incentive compensation accruals in 2004.
     In January 2004, we implemented a new organizational structure. In order to better align expenses with revenues, and in connection with our new organizational structure, we reduced our workforce by approximately 5% resulting in a restructuring charge during the quarter of $2.4 million. In the first quarter of 2003, we had $2.2 million in restructuring charges primarily related to a reorganization of our Energy Information Solutions (EIS) product group in Raleigh, NC.
     Net interest expense for the first quarter of 2004 was $737,000 compared with $287,000 in the first quarter of 2003. Interest expense in both periods results primarily from the $50.0 million in term bank debt issued in March 2003 to fund the acquisition of Silicon Energy, of which $33.3 million was outstanding at March 31, 2004.

     Additional highlights for the first quarter include:

     -- Operating cash flow for the quarter was $14.0 million compared with $7.8 million in the first quarter of 2003, with the increase resulting primarily from higher accounts receivable collections in 2004.

     -- New order bookings were $66 million during the quarter compared to $45 million in the previous quarter and $60 million in the first quarter of last year.

     -- Total backlog increased by $10 million during the quarter, after declining for the three previous quarters, and was $155 million at March 31, 2004.

     -- Twelve-month backlog, which represents the portion of backlog that will be earned over the next twelve months, was $79 million at March 31, 2004, up from $62 million at December 31, 2003.

     SEM Acquisition Update:

     In July 2003, we announced an agreement to acquire Schlumberger Electricity Metering, Inc. (SEM) for a purchase price of $255 million, and filed a notification with the Federal Trade Commission (FTC) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR) regarding our intent to acquire SEM. We have been negotiating a consent decree with the FTC and believe there are no material issues remaining with respect to completing negotiations and a related license of certain AMR technology to a third party. We expect that both of these documents will be executed or approved shortly and that the FTC staff will make a favorable recommendation to the Commission soon thereafter. The formal Commission approval process typically takes 2 to 3 weeks from the time they receive the staff recommendation.
     As a result of several issues that have recently developed concerning the sale of certain other assets of Schlumberger, we are currently working to amend certain terms and conditions related to the acquisition, none of which we expect to materially alter the terms of the acquisition. However, the documentation and other work necessary may extend the closing of the acquisition beyond FTC clearance.
     "While our acquisition of SEM has taken significantly more time and FTC scrutiny than we had anticipated, we believe we are close to the end of the process," said Nosbaum. "The acquisition of SEM enhances our ability to execute on our growth strategies, deliver valuable knowledge to our customers and improves both our net income and earnings per share. We look forward to having them be a part of Itron."

     Business Outlook:

     The following statements are based on management's current expectations. These statements are forward-looking and are made as of the date of this press release. Actual results may differ materially due to a number of risks and uncertainties. Itron undertakes no obligation to update publicly or revise any forward-looking statements.
     For 2004, our guidance remains unchanged. Excluding the acquisition of SEM, our outlook is for revenue growth of 8% to 10% and pro forma EPS in the range of $1.25 to $1.30. The SEM acquisition is expected to be accretive to 2004 revenues and earnings.

     Use of Pro Forma Financial Information:

     To supplement our consolidated financial statements presented in accordance with GAAP, we use pro forma measures of operating results, net income and earnings per share. Pro forma results are adjusted from GAAP-based results to exclude certain costs, expenses and expense reversals that we believe are not indicative of our core operating results. Pro forma results are one of the primary indicators management uses for evaluating historical results and for planning and forecasting future periods. We believe the pro forma results provide useful information to investors in terms of enhancing their overall understanding of our current financial performance as well as our future prospects. We have historically provided pro forma results and believe the inclusion of them provides investors with consistency in our financial reporting. Pro forma results should be viewed in addition to, and not in lieu of, GAAP results.

     Earnings Conference Call:

     Itron will host a conference call to discuss the financial results for the quarter at 1:45 p.m. Pacific Time on April 19, 2004. The call will be webcast live in a listen only mode, and later archived. The call will be hosted by CCBN. The webcast will be accessible online at www.itron.com, "About Itron - Investor Events." Investors may also listen to the call through CCBN's investor centers at www.companyboardroom.com or www.streetevents.com. The live webcast will begin at 1:45 p.m. (PT) and webcast replays will begin shortly after the conclusion of the call and will be available for approximately two weeks. A telephone replay of the call will also be available approximately one hour after the conclusion of the live call, for 48 hours, and is accessible by dialing 800-428-6051 (Domestic) or 973-709-2089 (International) and entering passcode #348888.

     Forward Looking Statements:

     This release contains forward-looking statements concerning Itron's operations, economic performance, sales, earnings growth and cost reduction programs. These statements reflect our current plans and expectations and are based on information currently available. They rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include 1) FTC clearance and the timing of the SEM acquisition, including completion of, or satisfactory credit arrangements for that acquisition, 2) the rate and timing of customer demand for the Company's products, 3) rescheduling of current customer orders, 4) changes in estimated liabilities for product warranties, 5) changes in law and regulation (including FCC licensing actions) and 6) other factors which are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2003 on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements.

     About Itron:

     Itron is a leading technology provider and critical source of knowledge to the global energy and water industries. More than 2,800 utilities worldwide rely on Itron technology to deliver the knowledge they require to optimize the delivery and use of energy and water. Itron delivers value to its clients by providing industry-leading solutions for meter data collection, energy information management, demand side management and response, load forecasting, analysis and consulting services, transmission and distribution system design and optimization, Web-based workforce automation, commercial and industrial customer care and residential energy management. To know more, start here: www.itron.com.
     Statements of operations, reconciliation between reported and pro forma income and EPS, balance sheets and segment information follow.

                             ITRON, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)
                                                 Three Months Ended
                                                     March 31,
Revenues                                         2004         2003
                                               ----------   ----------
   Sales                                      $   55,016   $   63,917
   Service                                        10,586       10,728
                                               ----------   ----------
   Total revenues                                 65,602       74,645
                                               ----------   ----------
Cost of revenues
   Sales                                          29,223       29,861
   Service                                         6,507        7,922
                                               ----------   ----------
   Total cost of revenues                         35,730       37,783
                                               ----------   ----------
Gross profit                                      29,872       36,862

Operating expenses
   Sales and marketing                             9,073        8,437
   Product development                            10,515       10,158
   General and administrative                      6,914        7,773
   Amortization of intangibles                     2,027        1,888
   Restructurings                                  2,382        2,165
   In-process research and development                 -          900
                                               ----------   ----------
   Total operating expenses                       30,911       31,321
                                               ----------   ----------
Operating income (loss)                           (1,039)       5,541
Other income (expense)
   Equity in affiliates                               (8)          22
   Interest income                                    17          169
   Interest expense                                 (754)        (456)
   Other income (expense), net                       274           25
                                               ----------   ----------
   Total other income (expense)                     (471)        (240)
                                               ----------   ----------

Income (loss) before income taxes                 (1,510)       5,301
Income tax benefit (provision)                       772       (2,385)
                                               ----------   ----------
Net income (loss)                             $     (738)  $    2,916
                                               ----------   ----------

Earnings per share
   Basic net income (loss) per share          $    (0.04)  $     0.14
                                               ----------   ----------

   Diluted net income (loss) per share        $    (0.04)  $     0.14
                                               ----------   ----------

Weighted average number of shares outstanding
   Basic                                          20,656       20,239
   Diluted                                        20,656       21,428


                             ITRON, INC.
       RECONCILIATION BETWEEN GAAP AND PRO FORMA INCOME AND EPS

(Unaudited, in thousands, except per share data)
                                                  Three Months Ended
                                                      March 31,
PRO FORMA NET INCOME                               2004        2003
                                                 ---------   ---------
GAAP basis income (loss) before income taxes    $  (1,510)  $   5,301

Adjustments to net income (loss)
  Amortization of intangibles                       2,027       1,888
  Restructurings                                    2,382       2,165
  In-process research and development                   -         900
                                                 ---------   ---------
     Total adjustments                              4,409       4,953

Adjusted income before income taxes                 2,899      10,254
Income tax provision                                 (922)     (3,944)
                                                 ---------   ---------
Pro forma net income                            $   1,977   $   6,310
                                                 ---------   ---------

PRO FORMA EARNINGS PER SHARE
Basic
Weighted average number of basic shares
 outstanding                                       20,656      20,239

Basic pro forma net income per share            $    0.10   $    0.31
                                                 ---------   ---------
Diluted
Weighted average number of basic shares
 outstanding                                       20,656      20,239
Employee stock option shares                        1,184       1,189
                                                 ---------   ---------
Weighted average number of diluted shares
 outstanding                                       21,840      21,428

Pro forma net income                            $   1,977   $   6,310
                                                 ---------   ---------

Diluted pro forma net income per share          $    0.09   $    0.29
                                                 ---------   ---------

                             ITRON, INC.
                         SEGMENT INFORMATION

(Unaudited, in thousands)                          Three Months Ended
                                                       March 31,
                                                     2004      2003
                                                    --------  --------
Revenues
  Electric                                         $ 24,344  $ 39,203
  Natural Gas                                        14,360    14,505
  Water and Public Power                             22,053    18,103
  International                                       3,779     2,716
  End User Solutions                                  1,066       118
                                                    --------  --------
  Total revenues                                   $ 65,602  $ 74,645
                                                    --------  --------

Gross profit
  Electric                                         $  8,767  $ 20,595
  Natural Gas                                         9,102     9,141
  Water and Public Power                              9,782     7,766
  International                                       1,804       (93)
  End User Solutions                                    569        17
  Corporate                                            (152)     (564)
                                                    --------  --------
  Total gross profit                               $ 29,872  $ 36,862
                                                    --------  --------
Operating income (loss)
  Electric                                         $  6,381  $ 17,994
  Natural Gas                                         8,595     8,386
  Water and Public Power                              8,347     6,529
  International                                         155    (1,787)
  End User Solutions                                    (32)     (185)
  Corporate                                         (24,485)  (25,396)
                                                    --------  --------
  Total operating income (loss)                    $ (1,039) $  5,541
                                                    --------  --------


                             ITRON, INC.
                     CONSOLIDATED BALANCE SHEETS


(Unaudited, in thousands)                     March 31,   December 31,
                                                 2004         2003
                                              -----------  -----------
                      ASSETS
Current assets
Cash and cash equivalents                    $     5,289  $     6,240
Accounts receivable, net                          47,417       70,782
Inventories                                       19,416       16,037
Deferred income taxes, net                        11,920       11,673
Other                                              4,493        4,557
                                              -----------  -----------
     Total current assets                         88,535      109,289

Property, plant and equipment, net                44,684       42,818
Intangible assets, net                            20,952       22,979
Goodwill                                          90,626       90,385
Deferred income taxes, net                        32,586       31,755
Other                                              7,818        6,263
                                              -----------  -----------
     Total assets                            $   285,201  $   303,489
                                              -----------  -----------

       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses        $    21,823  $    26,236
Wages and benefits payable                        10,179       10,711
Short-term borrowings                              5,000       10,000
Current portion of debt                           34,088       38,245
Current portion of warranty                       10,442       13,939
Unearned revenue                                  10,558       12,004
                                              -----------  -----------
     Total current liabilities                    92,090      111,135

Project financing debt                             3,830        4,024
Warranty                                           3,733        3,536
Other obligations                                  7,335        7,550
                                              -----------  -----------
     Total liabilities                           106,988      126,245

Shareholders' equity
Preferred stock                                        -            -
Common stock                                     202,502      200,567
Accumulated other comprehensive loss                (364)        (136)
Accumulated deficit                              (23,925)     (23,187)
                                              -----------  -----------
     Total shareholders' equity                  178,213      177,244
                                              -----------  -----------
     Total liabilities and shareholders'
      equity                                 $   285,201  $   303,489
                                              -----------  -----------

    CONTACT: Itron, Inc.
             Mima Scarpelli, 509-891-3565
             mima.scarpelli@itron.com